Exhibit (p)(2)
DIAMOND PORTFOLIO ADVISORS, LLC
Code of Ethics
Personal Trading/Confidential Information
Policy Statement and Compliance Procedures
As of December 10, 2007
     Federal and state laws prohibit Diamond Portfolio Advisors, LLC (the “Company”) and each of its employees from purchasing or selling any publicly-traded stock, bond, option or other security on the basis of material, nonpublic information (i.e., insider trading). In addition, the Company and each employee has a fiduciary obligation to its clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to the Company or its employees by its clients. Finally, because the Company and each of its employees is a fiduciary to the Company’s clients, the Company and its employees must also maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts of interest between the interests of the Company or its employees and the interests of the Company’s clients.
     To ensure that insider trading laws are not violated, that client confidences are maintained, and that conflicts of interest are avoided, the Company has adopted the policies and procedures set forth herein. The policies and procedures set forth herein are intended to articulate the Company’s policies, educate its employees about the issues and the Company’s policies, establish procedures for complying with those policies, monitor compliance with such policies and procedures, and ensure, to the extent feasible, that the Company satisfies its obligations in this area. By doing so, the Company hopes that the highest ethical standards are maintained and that the reputation of the Company is sustained.
I.	BACKGROUND
A.	Insider Trading.
     It is unlawful to engage in “insider trading.” This means, in general, that no “insider” may (i) purchase or sell a security on the basis of material, nonpublic information, or (ii) communicate material, nonpublic information to another where the communication leads to, or is intended to lead to, a purchase or sale of securities. Insider trading prohibitions extend to the activities of each employee of the Company. Because the Company does not have an investment banking division or affiliate it is anticipated that such employees will not routinely receive “inside information”. However, to educate the Company’s employees, more information describing “insider trading” and the penalties for such trading are set forth below. Compliance procedures regarding the use of inside information by the Company’s employees are also described just in case an employee of the Company receives inside information.
B.	Other Confidential Information.
Certain information obtained by the Company that does not constitute “inside” information still constitutes confidential information that must be protected by the Company and its employees. Compliance procedures regarding the use and treatment of that confidential information are set forth below.
C.	Conflicts of Interest.
As a fiduciary to the Company’s clients, each employee of the Company must avoid actual and apparent conflicts of interest with the Company’s clients. Such conflicts of interest could arise if securities are bought or sold for personal accounts in a manner that would significantly compete with the purchase or sale of securities for clients or if securities are bought or sold for client accounts in a manner that is advantageous to such personal accounts. More information describing such conflicts of interest and the compliance procedures for avoiding such conflicts of interest are set forth below.
II.	INSIDER TRADING
A.	Insider Trading Defined.
The term “insider trading” is generally used to refer to (i) a person’s use of material, nonpublic information in connection with transactions in securities, and (ii) certain communications of material, nonpublic information.
The laws concerning insider trading generally prohibit:
•	The purchase or sale of securities by an insider, on the basis of material, nonpublic information;

•	The purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

•	The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.
(1) Who is an Insider? The concept of “insider” is broad. It includes the officers, directors, employees and majority shareholders of a company. In addition, a person can be considered a “temporary insider” of a company if he or she enters into a confidential relationship in the conduct of the company’s affairs and, as a result, is given access to company information that is intended to be used solely for company purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. In order for a person to be considered a temporary insider of a particular company, the company must expect that the person receiving the information keep the information confidential and the relationship between the company and the person must at least imply such a duty. Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company’s representative in a manner in which the analyst knows or should know to be a breach of that representative’s duties to the company, the analyst may become a temporary insider.
(2) What is Material Information? Trading on inside information is not a basis for liability unless the information is “material.” “Material” information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments. Material information does not have to relate to a company’s business; it can be significant (but as yet not widely known) market information. For example, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates on which reports on various companies would appear in The Wall Street Journal and whether or not those reports would be favorable.
3) What is Nonpublic Information? Information is nonpublic unless it has been effectively communicated to the market place. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or another publication of general circulation is considered public. Market rumors are not considered public information.
(4) Not Certain if You Have “Inside” Information? If you have any doubts about whether you are in possession of material nonpublic information, consult with the Company’s Compliance Officer.

B.	Penalties for Insider Trading.
Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include:
•	Administrative penalties;

•	Civil injunctions;

•	Disgorgement of profits;

•	Jail sentences;
Fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation, or illegal trade), whether or not the person actually benefited from the violation; and Fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation, or illegal trade).
In addition, any violation of the procedures set forth in this Compliance Manual can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.
C.	Policy Statement Regarding Insider Trading.
The Company expects that each of its employees will obey the law and not trade on the basis of material, nonpublic information. In addition, the Company discourages its employees from seeking or knowingly obtaining material nonpublic information. The Company requires approval for each of its officers and employees to serve as an officer or director of a company having Publicly-Traded Securities.
D.	Procedures to Prevent Insider Trading.
As indicated above, because the Company does not have an investment banking division or affiliate and because the Company generally prohibits its officers and employees from serving as an officer or director of a company having Publicly-Traded Securities, the Company does not anticipate its officers, portfolio managers and employees routinely being in receipt of material, nonpublic information. However, Company employees may from time to time receive such information. If any such person receives any information which may constitute such material, nonpublic information, such person (i) should not buy or sell any securities (including options or other securities convertible into or exchangeable for such securities) for a personal account or a client account, (ii) should not communicate such information to any other person (other than the Compliance Department), and (iii) should discuss promptly such information with the Compliance Department. The Compliance Department is defined as the Company’s Compliance Officer, or any other person specifically assigned to undertake Compliance Department tasks by the Company’s Compliance Officer. Under no circumstances should such information be shared with any persons not employed by the Company, including family members and friends. It is recommended that each employee contacting an issuer or analyst (i) identify himself as associated with the Company, (ii) identify the Company as an investment management firm, and, (iii) after the conversation, make a memorandum memorializing the conversation with the issuer or analyst (including the beginning of the conversation where the employee identified himself as associated with the Company).
III.	OTHER CONFIDENTIAL INFORMATION
A.	Confidential Information Defined.
As noted above, even if the Company and its employees do not receive material, nonpublic information (i.e., “inside” information), the Company or its employees may receive other confidential or sensitive information from or about the Company’s parent holding company and the Company’s clients, and the Company’s employees may receive confidential or sensitive information about the Company’s affairs. Such confidential or sensitive information may include, among other things:
•	The name of the client. The Company is obligated by law not to divulge or use its clients’ names without their consent.

•	Financial or other information about the client, such as the client’s financial condition or the specific securities held in a specific client’s portfolio.

•	The names of the securities on the Company’s various buy and sell lists.

•	The name of any security under consideration for placement on any buy or sell list.
Given the breadth of the above, all information that an employee obtains through his or her association with the Company should be considered confidential unless that information is specifically available to the public.
B.	Policy Statement Regarding Use and Treatment of Confidential Information.
All confidential information, whatever the source, may be used only in the discharge of the employee’s duties with the Company. Confidential information may not be used for any personal purpose, including the purchase or sale of securities for a personal account.
C.	Procedures Regarding Use and Treatment of Confidential Information.
The Company encourages each of its employees to be aware of, and sensitive to, such employee’s treatment of confidential information. Each employee is encouraged not to discuss such information unless necessary as part of his or her duties and responsibilities with the Company, not to store confidential information in plain view in public areas of the Company’s facilities where anyone entering the room may see it, and to remove confidential information from conference rooms, reception areas or other areas where third parties may inadvertently see it. Particular care should be exercised if confidential information must be discussed in public places, such as elevators, taxicabs, trains or airplanes, where such information may be overheard. Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an employee of the Company.
IV.	CONFLICTS OF INTEREST INVOLVING PERSONAL SECURITIES ACCOUNTS
A.	Fiduciary Duty to Avoid Conflicts of Interest Between Client Accounts and Personal Accounts.
As noted above, because the Company and each of its officers and employees is a fiduciary to the Company’s clients, the Company and such persons must avoid actual and apparent conflicts of interest with the Company’s clients. In any situation where the potential for conflict exists, the client’s interest must take precedence over personal interests. This includes situations where a client may be eligible for a “limited availability” investment opportunity offered to an employee. Employees are not to make a trade if the employee has reason to believe that the trade should first be offered to the Company’s clients. If there is any doubt, resolve the matter in the client’s favor and confer with the Compliance Department.
If both an officer or employee of the Company and a client of the Company are engaging in transactions involving a Publicly-Traded Security (defined below) or a “Company Name” (defined below), an actual or apparent conflict of interest could arise. In those cases, transactions for client accounts must take precedence over transactions for Personal Accounts (as hereinafter defined) and personal transactions that create an actual or apparent conflict must be avoided.
B.	Key Definitions.
(1)	Personal Account. The “Personal Account” of an employee of the Company shall include each and every account (other than an account for the benefit of any of the Company’s clients) for which such employee influences or controls investment decisions. Personal Account includes self-directed retirement and employer benefit accounts. An account for the benefit of any of the following will be presumed to be a “personal account” unless the Company agrees in writing with the employee otherwise:

•	An employee (including long-term temporaries and on-site consultants).

•	The spouse or domestic partner of an employee.

•	Any child under the age of 22 of an employee, whether or not residing with the employee.
•	Any other dependent of an employee residing in the same household with the employee.

•	Any other account in which an employee has a beneficial interest. For example, an account for a trust, estate, partnership or closely held corporation in which the employee has a beneficial interest.
Exemption. If an employee certifies in writing to the Compliance Officer (or, in the case of the Compliance Officer, to the Chief Executive Officer) that (i) the certifying employee does not influence the investment decisions for any specified account of such spouse, domestic partners, child or dependent person, and (ii) the person or persons making the investment decisions for such account do not make such decisions, in whole or in part, upon information that the certifying employee has provided, the Compliance Officer (or Chief Executive Officer) may, in his or her discretion, determine that such an account is not an employee’s “personal account.”
(2) Employee. The term “employee” as used in these Procedures includes all officers and employees of the Company as well as spouses, domestic partners and dependents. “Employee” also includes long-term temporaries and on-site consultants.
(3) Reportable Securities. “Reportable Securities” are those securities for which quarterly transactions reports must be filed and has the same meaning as set forth in Section 2(a)(36) of the 1940 Act, except that it does not include the following securities (the “Excluded Securities”):
a.	Direct obligations of the United States government;

b.	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

c.	Shares of registered open-end investment companies, including money market funds and ETF’s but does NOT include a Related Fund (defined below); and

d.	Other securities as may be excluded under the provisions of Rule 17j-1 of the 1940 Act.
Examples of Reportable Securities include any (a) equity or debt instrument traded on an exchange, through NASDAQ or through the “pink sheets,” over-the-counter or on any public market, (b) options to purchase or sell such equity or debt instrument, (c) warrants and rights with respect to such securities, (d) municipal bonds, (e) index stock or bond group options that include such equity or debt instrument, (f) securities of any registered investment company advised or sub-advised by the Company (“Related Funds”), (g) futures contracts on stock or bond groups that include such equity or debt instrument and (h) any option on such futures contracts.
(4) Pre-Clearance Securities. “Pre-Clearance Securities” are those securities — chiefly equity securities — which must be pre-approved by the Trading Desk prior to being traded. Pre-Clearance Securities include all publicly traded equity securities (including options, warrants, rights and unregistered interests in publicly traded securities index options and market derivatives); all fixed income securities of the type eligible for investment by clients of the Company. Pre- Clearance Securities do not include mutual fund shares except Related Funds, U.S. government securities, or municipal securities. [But note, municipal securities transactions must still be reported on a quarterly basis.] All employees who have self-directed 401k plans must follow the procedure for obtaining pre-authorization for all trading done in their accounts. It is not necessary for the Compliance Department to receive duplicate statements for these accounts. It is not necessary to seek pre-approval from the Trading department for Commodities Trading.
(5) Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security. A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. Serious consideration includes the act of writing a trade ticket and entering an order with a broker.
(6) Advisory Person means:
a.	Any officer, director or employee of the Company (or of any company in a control relationship to the Company) who, in connection with his regular functions or duties, obtains nonpublic information regarding any purchase or sale of securities for a fund managed by the Company, or nonpublic information regarding the portfolio holdings of any fund managed by the Company;

b.	Any officer, director or employee of the Company (or of any company in a control relationship to the Company) who, in connection with his regular functions or duties, is involved in making securities recommendations to a fund managed by the Compnay, or who has access to such recommendations that are nonpublic;

c.	Any portfolio manager;

d.	Any supervised person of the Company who, in connection with his regular functions or duties, makes, participates in, or executes the purchase or sale of a security by a fund managed by the Company; and

e.	Any supervised person of the Company whose functions relate to the making of any recommendations with respect to the purchase or sale of a security by fund managed by the Company.
A person does not become an “Advisory Person” simply by (i) normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about current recommendations or trading; or (ii) infrequently or inadvertently obtaining knowledge of current recommendations or trading activity.
(7) Company Names. “Company Names” include those securities and options, warrants, rights or other securities related to such Publicly Traded Securities that are on the various buy and sell lists and securities that qualify as a purchase or sale of security. A list of Company Names is available in the research library. In order to find out if a stock is a Company Name, the Compliance Department should be contacted. If an employee of the Company currently owns stock that is added to the buy list at some point in the future, the employee must disclose this information in writing to the Compliance Dept. and to the Chief Investment Officer. This only applies to employees who are considered Advisory, “Access,” or “Control” persons of the firm. “Access” or “Control” persons are those employees who are Portfolio Managers, Portfolio Assistants, Research Analysts, Research

Assistants, directors, officers, general partners, or any person who works in the Research Library of the Company. The employee is subject to the 60 day holding period restriction effective the day the stock is added to the Buy list.
C.	Policy Statement Regarding Trading for Personal Accounts.
The Company does not wish to prohibit or even discourage responsible personal investing by its employees. The Company believes that personal investing can sharpen the investment acumen of employees to the ultimate benefit of clients. However, the Company recognizes that the personal investment transactions of its employees demand the application of a strict code of ethics and must be appropriately circumscribed so as to not create a high level of distraction. The Company requires that all personal investment transactions be carried out in a manner that does not endanger the interest of any client or create any apparent or actual conflict of interest between the Company or the employee, on the one hand, and the client, on the other hand. At the same time, the Company believes that if investment goals are similar for clients and employees, it is logical and even desirable that there be common ownership of some securities. Therefore, the Company has adopted the procedures set forth below.
D.	Procedures Regarding Trading for Personal Accounts.
(1) Trading Procedures. The following procedures must be followed by all officers and employees of the Company before buying or selling securities for a Personal Account.
(i)	Confirm That Not in Receipt of Inside Information.
Each officer, director and employee wishing to buy or sell a security for a Personal Account should first confirm that he or she is not in receipt of any material, nonpublic information (i.e., “inside information”) that would affect the price of that security.
(ii)	Confirm That the Trade is Not an Opportunity That Should Be Offered to Company Clients.
Employees are not to make a trade if the employee has reason to believe that the trade should first be offered to the Company’s clients, such as the situation where a client may be eligible for a “limited availability” investment opportunity offered to an employee. If you have any doubt, resolve the matter in the client’s favor and confer with the Compliance Department.
(iii)	Seek Pre-Approval of all Trades Made in “Pre-Clearance Securities,” including “Company Names.”
Any officer or employee wishing to buy or sell any publicly traded equity security or fixed income security that is eligible for client investment (see definition above) for any Personal Account shall request approval to buy or sell such Security by completing and submitting to the Trading Desk an “Intention to Execute Employee Personal Trades”

form. Approval for the trade must be obtained from the Trading Desk in writing prior to the trade being executed. Persons wishing to obtain pre-approval while out of the office should make sure that someone inside the office (such as your assistant) obtains the necessary pre-approval. Do not rely on the Trading Desk to complete your paperwork. The Trading Desk cannot provide verbal authorizations for trades except in the following circumstances:
If you are traveling and you cannot reach your assistant to process a pre-approval form, you need to contact the Chief Investment Officer to obtain verbal approval. If the trade is within the guidelines and is approved verbally, the Chief Investment Officer will initial a pre-approval form. Trading will fill out your name and the name of the stock that was approved, but will not sign the form. The form will be signed after you, or someone acting on your behalf, completes the form. The form will then be signed by the Chief Investment Officer. Once the traveler is in receipt of the Intention to Trade form, the traveler must sign the bottom of the Intention to Trade form as acknowledgment of approval and execution of the trade.
(iv)	No Open Orders for Clients.

A request to trade a Pre-Clearance Security will be approved automatically if the security is not a Company Name. If the security is a Company Name, the request will be approved only if there are no open orders for clients to buy or sell the same security at the time the request is submitted.

(v)	Prompt Execution; No Limit Orders; No Option Writing. All approved trades must be executed promptly. For Pre-Clearance Securities that are Company Names, this means before the close of business on the day the approval is given. For Pre-Clearance Securities that are not Company Names, this means before the close of trading on the third business day after the day approval is given. If the trade is not executed promptly within these limits, another “Intention To Execute Employee Personal Trades” form must be submitted. No Pre-Clearance Security may be the subject of an open limit order or stop loss order that continues in effect beyond the limited execution periods specified above. No employee may write options on a Pre-Clearance Security that is a Company Name.

(vi)	Contrary Positions: Trading in the Opposite Direction from Clients. Trades for Personal Accounts should be consistent with recent trades that the Company has placed in the same security on behalf of clients. Therefore, an employee generally should not take a position in a Company Name contrary to the position taken by the Company for its clients. A trade that is not consistent with client activity should be based on specific need and should be accomplished in a manner that will likely have no material impact on the market price of the Company Name because of the size of the proposed trade, the daily trading volume of the Company Name, or other factors. If a trade is a contrary trade, that fact should be noted on the “Intention To Execute Employee Personal Trades” form. Contrary positions will be allowed if they are taken to met a personal financial necessity (please specify the necessity).

Contrary positions will not be allowed to facilitate an investment strategy decision or strictly for financial gain. Gains taken for tax benefit will not be permitted.
(2) Prohibition on New Issue Purchases. Officers and employees are prohibited from buying new issues (initial or secondary, “hot” or not). Note: this prohibition does not apply to fixed income securities such as municipal bonds. New issues may be purchased on the second business day after they begin trading in the secondary market. Should any person participate in a new issue through a separate investment vehicle (i.e., the person owns an interest in a limited partnership that purchases new issues), the person shall notify the Director of Compliance of that vehicle’s purchase of a new issue immediately upon becoming aware of its purchase.
(3) Restrictions on the Acquisition of Private Placements. Officers and employees who purchase private placements (i.e., restricted or unregistered securities) may do so subject to the following restrictions. The private placement must be approved in advance by the Compliance Officer — for any person involved in making investment recommendations for the Company. The investment will be disallowed if it represents a present or future conflict for the Company. The private placement must be acquired on terms that are similar to the terms offered to other private investors. If the acquiring employee has any specific knowledge of an imminent public offering or has any other material nonpublic information about the issuer that is not available to other similarly situated private investors, the private placement should not be acquired. Any employee wishing to dispose of a private placement that has subsequently become registered or converted into a freely tradable security must also obtain prior approval from the Compliance Department. Any employee owning a private placement is prohibited from contributing analysis or recommendations regarding such security or its issuer to the Company’s Chief Investment Officer. Private placements include investments in private investment partnerships, but do not include the portfolio securities of such partnerships (for example, a distribution from a venture capital partnership of a stock that has gone public can be sold immediately).
(4) Ban on Short-Term Trading Profits. All officers and employees are expected to refrain from trading for short term profits. To discourage such trading, all profits realized from Company names, within a period of sixty (60) days from the date of the employee’s most recent opening transaction in that security (e.g., the most recent acquisition in the case of a sale, the opening of a short position in the case of a cover transaction), shall be disgorged to the Company or to a charitable organization at the Company’s direction. Day Trading (buying and selling in the same security on the same business day is strictly prohibited.
(5) Exceptions and Waivers.
In appropriate circumstances (e.g., financial need, extreme market conditions, unexpected corporate developments, discovery of inadvertent violation), the Compliance Department may grant an exception or waiver to permit specifically requested trading. A memorandum describing the scope of circumstances of any such waiver/exception shall be created and maintained in the employee’s files and part of the Company’s books and records.

(6)	Reports of Personal Transactions and Securities Ownership.
(i)	Submission of Reports. In order for the Company to monitor compliance with its insider trading and conflict of interest policies and procedures, each employee of the Company shall submit:
a.	a signed “Initial Holdings Report” (attached as Exhibit A) for all securities in each of his or her personal accounts. The report shall be submitted to the Compliance Department within ten (10) calendar days following the first day of employment with the Company;

b.	a signed “Quarterly Personal Transaction Report” (attached as Exhibit B) for all trades in Reportable Securities in each of his or her personal accounts. The report shall be submitted to the Compliance Department within ten (10) calendar days following the end of each calendar quarter regardless of whether any trading activity took place in that account during the quarter; and

c.	a signed “Annual Holdings Report” (attached as Exhibit C) for all securities in each of his or her personal accounts. The report shall be submitted to the Compliance Department within ten (10) calendar days following the end of the annual period.
If the tenth day is not a work-day, then the report must be submitted earlier. The employee should sign and submit the report certifying the completeness of the information included therein and certifying certain other matters. The reports contain important acknowledgments.
(ii)	Review and Retention of Reports. The Compliance Department shall promptly review each Quarterly Initial and Annual Personal Transaction Reports with respect to the quarterly report, the Compliance Department will compare the transactions reported in Pre-Clearance Securities and Company Names against the lists of Company Names and the Pre-Clearance Forms that were prepared during the quarter to determine whether any violations of the Company’s policies or of the applicable securities laws took place. If the Compliance Department is aware that any employee’s Quarterly Initial and Annual Personal Transaction Report fails to contain all required information, the Compliance Department shall promptly contact such employee to obtain the missing information. The Company shall retain all Quarterly Initial and Annual Personal Transaction Reports as part of the books and records required by the Advisers Act and the rules promulgated thereunder.

(iii)	Annual Acknowledgment of Procedures. Each employee shall submit an annual acknowledgment that the employee has received a copy of the current version of this Personal Trading/Confidential Information Policy Statement and Compliance Procedures of the Company and is familiar with such Statement and Compliance Procedures. It shall be the responsibility of the Compliance Department to ensure that a copy of the current Policy Statement and Compliance Procedures is circulated to each employee prior to May 31 each year.
E.	Additional Restrictions.

(1) Directorships Require Approval. Employees should discuss with the Compliance Department any invitations to serve on the board of directors for any private or public operating company (non-profits, excepted). Care in this area is necessary because of the potential conflict of interest involved and the potential impediment created for accounts managed by the Company in situations where employees serving on boards obtain material nonpublic information in connection with their directorship, thereby effectively precluding the investment freedom that otherwise would be available to clients of the Company. Each employee should advise the Compliance Department annually of any operating company directorship held by that employee.
(2) No Special Favors. No employee may purchase or sell securities pursuant to any reciprocal arrangement arising from the allocation of brokerage or any other business dealings with a third party. Accepting information on or access to personal investments as an inducement to doing business with a specific broker on behalf of clients of the Company — regardless of the form the favor takes — is strictly prohibited. Personal transactions which create the appearance of special favoritism should be avoided.
(3) Restrictions on Gifts. From time to time the Company and/or employees of the Company may receive gifts from third parties. Any gift received that has a value in excess of a de minimis amount should not be accepted. Generally, a gift of more than $500 would not be considered de minimus. Each employee is responsible for determining the value of gifts received from third parties and whether a particular gift has de minimis value in the circumstances. However, employees are reminded that the perception of a gift’s value by others is as important as the assessment of the gift’s value in the employees- judgment.
V.	SANCTIONS
A.	Procedural Noncompliance.
Noncompliance with the procedural requirements of this Code of Ethics (e.g., failure to submit quarterly reports in a timely manner) shall be noted. Repeated noncompliance (i.e., three similar failures to comply with procedural requirements within a one year period) will be considered a violation and may result in disciplinary action.
B.	Violations and Trading Noncompliance.
Failure to comply with the preapproval requirements and/or substantive prohibitions of this Code of Ethics with respect to trading activity may result in immediate disciplinary action even for “first-time offenses.” In this regard, the Company believes that trading activity which creates an actual or apparent conflict of interest constitutes a clear violation and will generally always result in disciplinary action absent highly extenuating circumstances.
C.	Extenuating Circumstances.
The Company recognizes that instances of inadvertent noncompliance or violation may occur or that extenuating circumstances may apply to specific instances of noncompliance or violation. In such an event, the employee shall immediately notify the Compliance Department which shall have discretion to determine appropriate remedial action.
D.	Disciplinary Actions.
The Company may take one or more of the following disciplinary actions: issuing a disciplinary memorandum; issuing a violation report; issuing a letter of reprimand; requiring disgorgement of profits; requiring trade to be broken at employee’s expense; requiring corrective action; suspension of trading privileges; requiring employee to have broker send the Company duplicate account statements; requiring the consolidation of employee accounts with certain brokers; monetary fines; and dismissal. Absent special circumstances, the disciplinary actions set forth on the attached Schedule of Disciplinary Actions will be applied.

VI.	RESPONSIBILITIES OF COMPLIANCE DEPARTMENT
A.	Making Compliance Manageable
The Compliance Department will do everything it can to make compliance with the Company’s Code of Ethics easy. Among the things that the Compliance Department will do are the following:
(1) Be Available. The Compliance Department will consist of enough individuals so that there is always access to a representative of the Compliance Department.
(2) Keep Company Lists Current. The Compliance Department will make sure that employees have access through the research library to current Company Lists so that Company Names can be readily identified.
(3) Update Forms and Assist in Reporting. The Compliance Department will make sure that all employees have access to the forms necessary to report personal securities transactions. The Compliance Department will assist employees in making arrangements to accommodate vacation and travel schedules that might interfere with timely pre-clearance, execution and/or report submission.
(4) Keep Current Employee List. The Compliance Department will maintain a current list of all employees covered by this Code of Ethics so that employees can easily assure themselves that all persons covered by the definition of “employee” (e.g., family members) are correctly identified. Other information, such as identification of brokerage accounts, will also be maintained by the Compliance Department.
(5) Respect Confidentiality. The Compliance Department understands the sensitivity of personal financial information and will maintain all information in a confidential manner that respects each individual employee’s privacy.
VII.	SUMMARY
A.	Importance of Adherence to Procedures.
It is very important that all employees adhere strictly to the Personal Trading/ Confidential Information Compliance Procedures. Any violations of such policies and procedures may result in serious sanctions, including dismissal from the Company.
B.	Questions.
Any questions regarding the Company’s policies or procedures regarding insider trading, confidential information and conflicts of interest should be referred to the Compliance Department.

Attachment A
Initial Reporting Form-Page 1
Employee                                                                   (PRINT NAME)
Information submitted current as of                                          (PRINT DATE)
In accordance with the Code of Ethics of Diamond Portfolio Advisors, LLC, please provide a list of all securities as required by Section IV D (6)(i) in which you have any Beneficial Interest. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

		Type	Ticker or
		(e.g., equity;	CUSIP
Number of Shares	Security Name	fixed income)	(if applicable)	Principal Amount
Use additional sheets as necessary.

Initial Reporting Form-Page 2
In accordance with the Code of Ethics of Diamond Portfolio Advisors, LLC, please provide a list of all securities accounts in which you have any Beneficial Interest.

Name of Broker,			Date of Account
Dealer or Bank	Account Title	Account Number	Establishment
I certify that this form fully discloses all of the securities and account in which I have any Beneficial Interest. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

Signature	Date

Reviewed by: __________________
Date of Review: ________________
Exception(s) Noted: ___No ___Yes
If Yes, Describe: ________________

Attachment B
QUARTERLY TRANSACTION REPORTING FORM
ACCESS PERSON:__________________
FOR QUARTER ENDED __________________

Ticker or
		Type (e.g., equity;	CUSIP		Buy (acquire)/ Sell	Interest rate/			Broker, Dealer or
Number of Shares	Security Name	fixed income)	(if app.)	Principal Amount	(dispose)	maturity	Price	Date	Bank
TO BE USED FOR TRANSACTIONS FOR WHICH DUPLICATE ACCOUNT STATEMENTS HAVE NOT BEEN SUBMITTED.
DELIVER TO THE ADVISER’S REVIEW OFFICER WITHIN 30 DAYS OF THE END OF EACH CALENDAR QUARTER. USE
ADDITIONAL SHEETS IF NECESSARY.

Employee	Date

Attachment C
Annual Reporting Form-Page 1
Employee                                                                   (PRINT NAME)
Information submitted current as of                                          (PRINT DATE)
In accordance with the Code of Ethics of Diamond Portfolio Advisors, LLC, please provide a list of all securities as required by Section IV D(6)(i) in which you have any Beneficial Interest. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

		Type	Ticker or
		(e.g., equity;	CUSIP
Number of Shares	Security Name	fixed income)	(if applicable)	Principal Amount
Use additional sheets as necessary.

Annual Reporting Form-Page 2
In accordance with the Code of Ethics of Diamond Portfolio Investment Trust, please provide a list of all securities accounts in which you have any Beneficial Interest.

Name of Broker,			Date of Account
Dealer or Bank	Account Title	Account Number	Establishment
I certify that this form fully discloses all of the securities and accounts in which I have any Beneficial Interest. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

Signature	Date

Reviewed by: ________________
Date of Review: ______________
Exception(s) Noted: ___ No ___ Yes
If Yes, Describe: ______________